UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2014 (March 18, 2014)

THE SERVICEMASTER COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	1-14762	90-1036521
(State or other Jurisdiction	(Commission File Number)	(I.R.S Employer
of Incorporation)		Identification Number)

860 Ridge Lake Boulevard, Memphis, Tennessee	38120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 597-1400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 21, 2014, The ServiceMaster Company, LLC (the “Company”) and its ultimate parent company, ServiceMaster Global Holdings, Inc. (“Holdings”), entered into a consulting agreement and an indemnification agreement with Ridgemont Partners Management, LLC (“Ridgemont”), an affiliate of Ridgemont Partners Secondary Fund I, L.P. (the “Ridgemont Fund”), which is a shareholder of Holdings.

In August 2009, the Company and Holdings entered into a consulting agreement with BAS Capital Funding Corporation (“BAS”), then a shareholder of Holdings, which was amended on December 22, 2011.  On March 30, 2012, an affiliate of BAS sold 7.5 million shares of Holdings’ common stock to the Ridgemont Fund, and after such sale along with other transactions BAS undertook, BAS ceased to be a shareholder of Holdings.  Nevertheless, the Company continued to pay the annual consulting fee of $250,000 payable under its consulting agreement to BAS, who we understand passed the fee along to Ridgemont.  The Company and Holdings also entered into an indemnification agreement with BAS and certain affiliates (“BAS entities”), pursuant to which the Company and Holdings agreed to indemnify the BAS entities and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of the consulting agreement and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

On March 21, 2014, in order to give effect to the transfer of the rights and duties under the consulting agreement in connection with the March 30, 2012 stock sale and the transfer of ownership in Holdings, BAS agreed to terminate its consulting agreement with the Company and Holdings, and we entered into a consulting agreement with Ridgemont on substantially similar terms as the consulting agreement with BAS, with the Company and Holdings agreeing to pay the annual $250,000 consulting fee to Ridgemont.  The BAS indemnification agreement was also terminated, and the Company, Holdings and Ridgemont entered into an indemnification agreement on substantially similar terms to those in the BAS indemnification agreement.  In connection with the termination of the BAS indemnification agreement, the Company agreed to continue to indemnify the BAS entities for claims arising out of any facts, circumstances or events which occurred prior to the date of the termination.

The above description of the consulting agreement and indemnification agreement with Ridgemont is qualified in its entirety by reference to the complete terms and conditions of the consulting agreement and indemnification agreement, which we will file no later than as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2013, Holdings entered into an employment agreement with its CEO, Robert J. Gillette.  In connection with initiating his employment, Mr. Gillette purchased $1,500,000 of common stock of Holdings at a price per share equal to the fair market value of a share of common stock of Holdings at the purchase date.  Under the terms of the employment agreement, at his discretion, Mr. Gillette had the opportunity, prior to December 31, 2014, to purchase up to an aggregate of $1,500,000 of additional common stock at its then-current fair market value.  On March 18, 2014, Mr. Gillette purchase an additional $1,500,000 of additional common stock and in connection therewith received 1,031,250 nonqualified options pursuant to the terms of the employment agreement.  The options will vest at a rate of one-fourth per year on each of the first four anniversaries of March 18, 2014, subject to Mr. Gillette’s continued employment with Holdings.  The complete terms and conditions of Mr. Gillette’s stock and option awards are set forth in a stock subscription agreement and stock option agreement in the form the Company filed as Exhibits 10.2 and 10.4, respectively, to its Form 8-K filed on June 18, 2013.

Also on March 18, 2014, Mark J. Barry, President and Chief Operating Officer of American Home Shield, purchased an additional $200,000 of common stock of Holdings and received 100,000 nonqualified options.  Of the options Mr. Barry received, 50% of the options shall become vested upon the value of the common shares underlying the options achieving a price of $16 per share and the remaining 50% of the options shall become vested upon the value of the common shares underlying the options achieving a price of $24 per share, subject to Mr. Barry’s continued employment with the Company.  The above description of Mr. Barry’s option agreement is qualified in its entirety by reference to the complete terms and conditions of the option agreement, which we will file no later than as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2014	THE SERVICEMASTER COMPANY, LLC

	By:	/s/ Alan J. M. Haughie
Alan J. M. Haughie
Senior Vice President and Chief Financial Officer